                                                                    EXHIBIT 10.1

                                     LEASE

     THIS LEASE is entered into by and among R. M. Leatherman, Jr., et al (collectively "Owner" or "Lessor"), and Isle of Capri-Tunica, Inc.("IOC-Tunica" or "Lessee").

                              W I T N E S S E T H:

     WHEREAS, Owner is the Landlord and Tunica Partners L.P.(successor in interest to Harrah's Tunica Corporation) is the Tenant of a lease between Owner and Tunica Partners L.P. ("the Lease"); and

     WHEREAS, IOC-Tunica and Tunica Partners, L.P., have entered into an agreement whereby IOC-Tunica will purchase Tunica Partners L.P.'s interest in the property, real and personal, covered by the Lease; and

     WHEREFORE, Owner and IOC-Tunica("the Parties") agree that, upon the closing of the sale by Tunica Partners, L.P. to IOC-Tunica, this Lease shall become effective:

     I.   DEMISING OF PREMISES

     Owner hereby leases the Premises, a description of which is attached hereto as Exhibit A, to IOC-Tunica and IOC-Tunica hereby takes and hires the Premises from Owner, all subject only to the Permitted Exceptions, which are attached as Exhibit B. The Premises are Leased to IOC-Tunica for the Term defined in this Lease, upon all the terms and conditions of this Lease; provided, however, that Owner reserves unto themselves, their successors and assigns, all oil, gas, and other hydrocarbon minerals in, on and under the Land (the "Minerals"). Owner covenants that the surface of the Land will not be used or disturbed for any purpose in connection with the development of the Minerals, to the end that Lessee's use of the surface of the Land will not be affected, diminished, disturbed or impeded in any manner by Owner or any person claiming by or through Owner.

     II.   VESSEL MOORING SITE

     A Casino Vessel is currently sited on the Premises. The Casino Vessel is capable of functioning as a casino but currently is not. IOC-Tunica agrees to refurbish the Casino Vessel in the manner it deems necessary for reopening the casino in due course. Without limitation IOC-Tunica will refurbish the Casino Vessel in the manner set forth in Exhibit C.

     The Lessee shall use the Premises solely for the purpose of mooring and operating the Casino Vessel and facilities directly related to its maintenance and operation and providing convenient access thereto, including as possible uses a hotel, shops, restaurants, bars, entertainment facilities and other structures.
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No part of the Premises can be used for pawn shops, adult entertainment,
"psychic shops" (e.g., fortune, palm, tarot reading) or for any purpose which would otherwise require an "Adult Entertainment Premises License" under the Tunica County ordinance governing adult entertainment as such ordinance existed on or before June 1, 1997, and as recorded in Book 051, p. 427, of the Board of Supervisors of Tunica County Minute Book, notwithstanding whether the ordinance is constitutional or unconstitutional.

     III.  TERM

          A.   Initial Term and Additional Term

     The first term of this Lease shall commence upon the closing of IOC-Tunica's purchase from Tunica Partners L.P.(the "Commencement Date"). The initial term of the Lease shall be for five years from the Commencement Date. Lessee shall have the option to renew this Lease for up to seven successive five-year terms, such that, assuming IOC-Tunica exercises all seven renewal options, then the Lease shall extend for a period of forty (40) years from the Commencement Date.

     Unless the Lessee shall notify the Lessor in writing that the Lessee does not desire to exercise its renewal option for a successive five-year term prior to 180 days before the termination of the initial term or any successive additional term, the Lease shall automatically be renewed for the next successive term. Each additional term shall be upon the same terms, covenants, and conditions, with the same annual rent payable, as provided in this Lease for the initial term. Lessee's rights for the extension of this Lease shall expire automatically upon the termination of this Lease for any reason, whether by expiration of the initial term or any additional term, or otherwise.

     IV.  RENT, MANAGEMENT FEES, AND OTHER PAYMENTS

     The following definitions apply to payment of rent, management fees and other payments:

     (i) "Gross Gaming Revenue" shall mean the total of all of the following, less the total of all cash paid out as losses to patrons and those amounts paid to purchase annuities to fund losses paid to patrons over several years by independent financial institutions:

          (a)  Cash received as winnings;

          (b) Cash received in payment for credit extended by a licensee to a patron for purposes of gaming; and

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          (c) Compensation received for conducting any game in which the licensee is not party to a wager.

          For the purposes of this definition, cash or the value of noncash prizes awarded to patrons in a contest or tournament are not losses;

          The term does not include:

          (a)  Counterfeit money or tokens;

          (b) Coins of other countries which are received in gaming devices;

          (c) Cash taken in fraudulent acts perpetrated against a licenses for which the licensee is not reimbursed; or

          (d) Cash received as entry fees for contests or tournaments in which the patrons compete for prizes.

     (ii) "Percentage Rent Year" means the one year period (or less, in the event IOC-Tunica changes its fiscal year), beginning with the first day of IOC-Tunica's fiscal year.

    (iii) "Cash Invested" is defined as the cash invested in

          IOC-Tunica less any portion funded by debt. For example, if the total investment in the entity is $20,000,000 and there is no debt, then the "Cash Invested" is $20,000,000; if there is $10,000,000 in debt, then the "Cash Invested" is $10,000,000. Beginning with the opening of the Casino Vessel, Cash Invested may be adjusted from time to time, provided that if Cash Invested is less than $4,000,000, Casino America, Inc.'s guarantee pursuant to Section XX R shall become effective. For purposes of calculating interest and Cash Return, pursuant to this Section 2, if Cash Invested is adjusted during the year, interest and Cash Return shall be calculated on a prorated basis.

     (iv) "EBITDA" shall be defined as income of IOC-Tunica before interest, income taxes, depreciation and amortization but shall not include hotel lease expense, if any.

     1.  BASE RENT

     A.  BASE RENT

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     During the initial term and each additional term, as rent for the Premises and rights granted to the Lessee by this instrument, the Lessee promises and agrees to pay to the Lessor without notice or demand rent as follows:

     (i) On the Commencement Date, Lessee shall pay to Lessor Fixed Rent (Fixed Rent is defined as $66,666.67 paid monthly, annualized to $800,000 per year) prorated by the number of days from the Commencement Date to the end of the month in which the Commencement Date falls.

     (ii) Subsequent to the Commencement Date and subject to subparagraph (iv), on or before the first day of each month, IOC-Tunica shall pay Fixed Rent in advance to Lessor in the amount of $66,666.67 for the remainder of the term of the Lease and any renewal terms thereof.

    (iii) Percentage Rent is to be paid in arrears. Subsequent to the Commencement Date and subject to subparagraph (iv), on or before the 20/th/ day of each month, Lessee shall pay Lessor percentage rent in an amount equal to 2% of Gross Gaming Revenue for the previous calendar month less the Fixed Rent already paid on the 1/st/ of the month.

     (iv) Once Lessee has paid Lessor $800,000 during a Percentage Rent Year, then Lessee shall not be obligated to make any further Base Rent payments for that Percentage Rent Year unless and until such time as Lessee's total Gross Gaming Revenue for that Percentage Rent Year exceeds $40,000,000.

          On the 20/th/ day of the month following the first month during which total Gross Gaming Revenue for the Percentage Rent Year exceeded $40,000,000, Lessee shall pay Lessor Base Rent in an amount equal to 2% of the amount by which total Gross Gaming Revenue for the Percentage Rent Year exceeded $40,000,000.

          Thereafter, on the 20/th/ day of each month for the remainder of the Percentage Rent Year (including the 20/th/ day of the month following the last month of the Percentage Rent Year), Lessee shall pay to Lessor rent equal to 2% of the Gross Gaming Revenue for the prior calendar month.

     (v) It is the intent of the parties that Base Rent paid to Lessor for any given Percentage Rent Year equal the greater of (x) 2% of Gross Gaming Revenue for the Percentage Rent Year or (y) $800,000. By way of example, and for clarification, Base Rent for any Percentage Rent Year will be as follows:

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          GROSS GAMING REVENUE    BASE RENT
          --------------------    ---------
               $30,000,000        $  800,000

               $37,000,000        $  800,000

               $42,000,000        $  840,000

               $50,000,000        $1,000,000

CHANGE IN IOC-TUNICA'S FISCAL YEAR

(vi) In the event IOC-Tunica changes its fiscal year during the term of this lease, the minimum base rent for any such year shall be adjusted to reflect the number of months in the adjusted fiscal year multiplied by one-twelth (1/12th) the base rent set forth herein provided, however, that the amount of monthly payments of Fixed Rent shall be unaffected by such a change.

(vii) Percentage Rent, if any, to be paid for a partial percentage rent year shall be paid consistent with the subparagraphs above.

(viii) By way of example, if IOC-Tunica's fiscal year in 1999 were to begin on May 1, 1999, and there were a change of IOC-Tunica's fiscal year to a calendar year (i.e., FY 1999 would end 12/31/99), then Isle of Capri-Tunica would continue to pay monthly Fixed Rent in the amount of $66,666.67. However, the minimum Base Rent for the partial fiscal year would be $533,333 (i.e., 8 * $66,666.67.

        Likewise, IOC-Tunica will also pay Lessor Percentage Rent as set forth in (iii)above. However, once IOC-Tunica, Inc. pays $533,333.36 during the partial percentage rent year (i.e., $800,000 * 8/12), then IOC-Tunica shall not be obligated to make any further Base Rent payments for that partial fiscal/Percentage Rent Year unless and until such time as total Gross Gaming Revenue for that partial /fiscal Percentage Rent Year exceeds $26,666,666 (i.e., $40,000,000 * 8/12).

     2.  Overage Rent and Overage Management Fee

     For purposes of payment of Overage Rent and Overage Management Fees, the following definition applies:

     "Available Cash" shall mean EBITDA (after deducting the Base Rent and an amount equal to 2% of Gross Gaming Revenue

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payable to Casino America, Inc. as a base management fee), less the following:

        . A maintenance capital expenditure reserve of $1,000,000 per year. If during the Percentage Rent Year Lessee does not spend $1,000,000 for maintenance capital, then Lessee, at its discretion, shall be entitled to accumulate such unspent amount to be (i) spent on capital improvements in subsequent years or
               (ii) distributed pursuant to distributions of Available Cash.

        . Third party debt service insofar as such debt service relates only to the Premises, the improvements located thereon, or the Casino Vessel, or portions of Casino America, Inc. debt related to the Premises, the improvements located thereon, or the Casino Vessel. In no event shall the amount deducted for such third party debt service exceed the amount of debt service related to the total amount invested or lent by Casino America, Inc. relating to the Premises, the Casino Vessel, or the improvements located thereon.

        . If a hotel is leased from another entity, then a hotel lease expense, not to exceed $1.9 million per year, provided, however, that such lease will be on such terms as available to non-affiliated parties.

        . In the event IOC-Tunica changes its fiscal year, the deductions for maintenance capital expenditure reserve and hotel lease expense shall be adjusted to reflect the number of months in the adjusted fiscal year times one-twelfth (1/12).

     Within 60 days of the end of a Percentage Rent Year, Available Cash, if any, will be distributed sequentially as follows on an annual basis:

     a. First Tier Distribution - An amount equal to 4% of Gross Gaming Revenue less the amount paid to Lessor as Base Rent shall be payable to Lessor as Overage Rent and an amount equal to 2% of Gross Gaming Revenue shall be payable
to Casino America, Inc. as an Overage Management Fee.   In the event there is
not sufficient Available Cash to pay all of the Overage Rent/Overage Management Fee due, then such payments, if any, shall be made on a pro-rata basis and any unpaid amounts shall accumulate and become Back Overage Rent/Back Overage Management Fees and shall remain as a First Tier Distribution.

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     b.  Second Tier Distribution - An amount equal to 25% of Cash Invested by
Casino America, Inc. or any other investor in IOC-Tunica ("Cash Return") shall be paid to Casino America, Inc. or to any other investor. Cash Invested specifically does not include the maintenance capital expenditure reserve or any other cash generated by the operations conducted on the Premises or Casino Vessel.

     There shall be no Second Tier Distribution until all First Tier Distributions (including Back Overage Rent/Back Overage Management Fee) have been paid.

     In the event there is not sufficient Available Cash to pay all of the Cash Return, then such unpaid amounts shall accumulate and become Back Cash Return and shall remain as a Second Tier Distribution.

     c. Third Tier Distribution - If, after paying all First Tier Distributions (including Back Overage Rent/Back Overage Management Fee) and Second Tier Distributions, (including Back Cash Return) there remains Available Cash ("Remaining Available Cash"), then such Remaining Available Cash shall be distributed 20% to Lessor (as "Additional Overage Rent") and 80% to Casino America, Inc. and any other investor, provided, however, that in determining the amount of Remaining Available Cash for purposes of a Third Tier Distribution

        . IOC-Tunica may reserve any amount for capital expenditures at the Tunica Facility (provided, however, that such reserved amounts shall accumulate and be held by IOC-Tunica as cash, to be spent on capital improvements or distributed as a Third Tier Distribution); and

        . Hotel Lease expense, if any, regardless of amount, shall be deducted from Remaining Available Cash.

Third Tier Distributions, if unpaid, do not accrue or accumulate

     3.  INFORMATION PROVIDED TO LESSOR

     After the opening of the Tunica Facility, on or before the 20/th/ day of each month, Lessee shall provide Lessor a written statement signed by an officer of Lessee showing and certifying the Gross Gaming Revenue of Lessee as set forth in subparagraph A above including verification of the Gross Gaming Revenue of licensees or sub-tenants of Lessee conducting business on such vessels and the Premises. Lessee gives its written and irrevocable consent for Lessor to obtain copies of any and all reports of revenue or reports prepared by Lessee or independent certified public accountants which are related to the business

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conducted on the Premises and which are filed with the State Tax Commission of
Mississippi or the Mississippi Gaming Commission directly from said commissions. Any assignment or sub-Lease by Lessee will require the assignee or sub-lessee to permit Lessor to obtain copies of any and all reports of revenue filed with the State Tax Commission of Mississippi or the Mississippi Gaming Commission.

     Within 120 days of the end of a Percentage Rent Year, Lessee shall provide Lessor with financial statements of the Tunica Facility including all information necessary to determine Available Cash and Remaining Available Cash. The financial statements shall be unaudited but shall be those used in connection with the audited financial statements of Casino America, Inc.

     Lessor will keep all information received hereunder confidential unless required to divulge such by a governmental body such as a court or regulatory agency. In the event a court or other governmental body requires Lessor to divulge such information, then Lessor will notify Lessee at least 5 days in advance of divulging such information (unless such court or governmental body requires that such information be divulged in less than 5 days, in which case Lessor will notify Lessee as soon as possible).

     V.   DEFAULT

          A. LESSEE DEFAULT: Each of the following events shall constitute a Lessee Default:

               1. The failure of Lessee to pay all monthly Rent or any other monetary sum (including without limitation any additional rent) to be paid by Lessee to Lessor hereunder within fifteen (15) days after the date on which Lessee receives notice from Lessor of Lessee's failure to make such payment. Should Lessor already have given such notice three (3) times during any Percentage Rent Year during the term of the Lease and Lessee during the same Percentage Rent Year fails to make the payments contemplated by this subparagraph on a timely basis, Lessor shall not be required to provide notice thereof, and Lessor at its option may elect to terminate this Lease at any time thereafter as provided herein.

               2. The failure of Lessee to perform any other term, condition, covenant or obligation of this Lease within thirty (30) days after the date on which Lessee receives from Lessor notice

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          specifically describing such failure; provided, however, that if
          Lessee shall exercise in good faith diligent efforts within such thirty (30) day period to cure the failure specified in the notice but shall not be able to do so because of a cause or causes beyond the control of Lessee, then any such failure shall not be considered a Lessee Default so long as Lessee shall continue to exercise in good faith such diligent efforts to cure such failure and shall complete such cure within a reasonable period of time.

          B. LESSOR REMEDIES: In the event of a Lessee Default as defined in the two preceding paragraphs, Lessor shall have the following rights and remedies, if Lessee has not by then cured such Default:

               1. To enter upon the Premises and again have, repossess and enjoy the same as if this Lease had not been made, and all terms, conditions, covenants and obligations of this Lease on the part of Lessor to be performed shall cease and terminate, without prejudice, however, to the right of Lessor to recover from Lessee all Rent accrued hereunder as of the date of such entry by Lessor; and

               2. To pursue all other rights and remedies to which Lessor may be entitled hereunder, at law or in equity.

               3. No waiver of breach of any of the covenants of this Lease shall be construed to be a waiver of any succeeding breach of the same on any other covenant.

          C.   LESSOR'S DEFAULT AND LESSEE'S REMEDIES:   In the event of any
failure by Lessor to perform any term, condition, covenant or obligation of this Lease on the part of Lessor to be performed within thirty (30) days after the date on which Lessor receives from Lessee notice specifically describing such failure (provided, however, that if Lessor shall exercise in good faith diligent efforts within such thirty (30) day period to cure the failure specified in the Notice but shall not be able to do so because of a cause or causes beyond the control of Lessor, then any such failure shall not be considered a default under this Lease by Lessor so long as Lessor shall continue to exercise in good faith such diligent efforts to cure such failure and shall do so within a reasonable period of time), Lessee (in addition to all other rights and remedies to which Lessee may be entitled, elsewhere hereunder or at law or in equity) may cure such default by Lessor on behalf of, and at the sole cost and expense of Lessor. Lessor shall reimburse Lessee for its costs and expenses

                                      -9-
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in connection therewith within thirty (30) days after Lessee's delivery to
Lessor of an invoice therefor.

     VI.   FORCE MAJEURE

     If, after the Commencement Date, operation of the casino shall be interrupted for more than thirty consecutive days by fire, flood, storms, labor disorder, accident or any other causes outside the Lessee's reasonable control (all such causes plus an interruption of operation of the casino for more than 30 consecutive days shall hereinafter referred to as "Force Majeure"), the Lessee shall have a reasonable time to make required repairs necessary to recommence operation.

     The current term of the Lease shall be extended at reopening of the casino for the number of months that the casino was closed during the interruption of the gaming operation.

     In the event of Force Majeure, then payment of rent shall be abated (i.e., no rent shall be due) for the period beginning with the 31/st/ consecutive day of interruption of casino operations and such rent abatement shall continue for 60 days or until the casino operations recommence, whichever is earlier ("Rent Abatement Period"). Within 10 days following expiration of the Rent Abatement Period, IOC-Tunica will pay Lessor the pro-rated Fixed Rent due for the remaining portion of the month in which the Rent Abatement Period expired. Subsequent to the expiration of the Rent Abatement Period, IOC-Tunica shall resume making rent payments in the manner set forth in Article IV above.


     Should the operation of the casino be interrupted for a period of twelve
(12) consecutive months on account of an event of Force Majeure, Lessee at its option may terminate this Lease by delivering written notice to Lessor of Lessee's election to do so within fifteen (15) days after the expiration of said period.

     VII. LESSEE TO COMPLY WITH LAWS

     During the Term, Lessee shall, at its own expense, observe and comply with all laws affecting the Premises if Lessee's failure to comply will or may subject Lessor to any civil or criminal liability. If Lessee's failure to do so will or may subject Lessor to any civil or criminal liability, then Lessee shall procure every permit, license, certificate or other authorization required in connection with the lawful and proper maintenance, operation, use and occupancy of the Premises or required in connection with any improvements erected on the Premises and comply with all such permits, licenses, certificates and other authorizations. Notwithstanding the foregoing, Lessee shall have the right to contest any such laws in accordance with

                                      -10-
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this Lease. Lessee shall make any mandated alterations required by law arising during the primary term and any additional terms of this Lease.

     The term "law" or "laws" means all laws, ordinances, requirements, orders, directives, rules and regulations of any applicable government affecting the development, improvement, alteration, use, maintenance, operation or occupancy of the Premises or any part of the Premises, whether in force at the Commencement Date or passed, enacted or imposed at some time in the future, subject in all cases, however, to all applicable waivers, variances and exemptions limiting the application of the foregoing to the Premises.

     For purposes of determining Lessees's obligations under this Lease, however, the term "law" or "laws" shall not include any of the foregoing that require the correction or remediation of any condition that affected the land or the Premises at the Commencement Date.

     VIII.  ASSIGNMENT AND SUBLETTING

          For purposes of this Article relating to Assignment and Subletting:

     (i) Assignment in addition to other transfers, shall also include the subleasing of substantially all of the Premises or Casino Vessel to one party.

     (ii) "Business Day" means any weekday on which banks in Mississippi are generally open for the conduct, with bank personnel, of regular banking business. Specifically excluded are any weekdays on which a national holiday falls or other weekday on which banks are closed.

          A.   ASSIGNMENT:    Lessee shall have the right at all times during
the Term (or any renewal term) to assign its interest in this Lease without Lessor's consent and without restriction to any person or entity which controls, is controlled by, or is under common control with Lessee ("Successor Entity"), provided that Lessee and such Successor Entity shall remain jointly and severally liable for the performance of Lessee's obligations under this Lease. Lessee shall also have the right to collaterally assign or grant a mortgage in Lessee's Leasehold interest in this Lease for the purpose of securing financing. Lessor agrees to subordinate payment of the Overage and Additional Overage Rent to the terms of such financing, if so requested but only if Lessee so subordinates its rights to receive Overage Management Fees and any Second and Third Tier Distributions to which Lessee may otherwise be entitled.

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     The Leasehold Mortgagee may transfer all or any part of its interest in such a Leasehold mortgage to another person or entity, and, in addition, or, in the alternative, may collaterally assign its interest in the Premises and a Leasehold mortgage to another person or entity and such other person or entity shall be deemed a Leasehold Mortgagee without Lessor's consent.

     In addition to its rights of transfer with respect to a Successor Entity and for financing, and subject to Lessors' right of first refusal set forth below, Lessee shall have the right to assign its interest in the Lease:

     (i) to any other person or entity with a minimum net worth of Twenty Million Dollars ($20,000,000.00) as determined by generally accepted accounting principles (the "Required Net Worth") or to an entity who obtains a guaranty of these Lease obligations from a person or entity having a net worth of Twenty Million Dollars ($20,000,000); or

     (ii) only with Lessor's consent, which may be given or withheld in Lessor's sole and absolute discretion, to any person or entity with a net worth which is less than the Required Net Worth. Any assignee of Lessee shall assume all obligations and liabilities of Lessee under this Lease.

Following an assignment pursuant to (i) or (ii)(not including a sublease) of the Lease to an entity other than a Successor Entity, Lessee shall be relieved of all further liability hereunder.

          B. SUBLETTING: Lessee shall have the right to sublet any part of the Premises not used for gaming or gambling operations without Lessor's consent and not subject to Lessors' right of first refusal. Lessee may extend, renew or modify any such subLease, consent to any sub-subleasing (or further levels of subleasing), terminate any subLease, or evict any sublessee. The term of any subLease (including renewal options) shall not extend beyond the term of this Lease (including only any renewal options previously exercised by the Lessee or that Lessee agrees, in the subLease, to exercise). If Lessee enters into any SubLease, then each SubLease shall be subordinate to this Lease and shall contain provisions in form and substance substantially as follows, and each Sublessee by executing its SubLease shall be deemed to have agreed to the following (the term "Sublessor" to be defined in the SubLease to refer to Lessee as Sublessor under the SubLease):

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     Sublessee agrees that if, by reason of a default under any underlying Lease
     (including an underlying Lease through which Sublessor derives its Leasehold estate in the demised subpremises), such underlying Lease and the Leasehold Estate of Sublessor in the demised subpremises is terminated, then Sublessee, at the option and request of the then fee owner of the demised subpremises (the "Fee Lessor"), shall attorn to such Fee Lessor and shall recognize such Fee Lessor as Sublessee's direct lessor under this SubLease. Sublessee agrees to execute and deliver, at any time and from time to time, upon the request of Sublessor or of the Fee Lessor or any mortgagee of either, any instrument that may be necessary or appropriate to evidence such attornment. Sublessee hereby appoints Sublessor or such Fee Lessor or such mortgagee the attorney-in-fact, irrevocably, with full power of substitution, of Sublessee to execute and deliver any such instrument for and on behalf of the Sublessee. This appointment is coupled with an interest and is irrevocable. Sublessee waives any statute or rule of law now or subsequently in effect that may give or purport to give Sublessee any right to elect to terminate this SubLease or to surrender possession of the demised subpremises in the event that any proceeding is brought by a Fee Lessor to terminate any such underlying Lease. Sublessee agrees that this SubLease shall not be affected in any way whatsoever by any such proceeding.

          C. NOTICE TO LESSOR; COPIES OF ASSIGNMENT OR SUBLease: Lessee shall provide written notice to Lessor of any assignment or subLease in accordance with the terms hereof, together with copies of any documents effecting same certified by Lessee as being complete and accurate.

          D.  LESSOR'S RIGHT OF FIRST REFUSAL

     Notwithstanding Lessee's right to assign this Lease, prior to making an assignment to a third party, Lessee shall give Lessor a right of first refusal to purchase the Lease and Casino Vessel on the same terms and conditions agreed upon by Lessee and the third party purchaser. This right of first refusal shall not, however, apply to a change in control of Casino America, Inc. by merger or consolidation with another entity or a sale of substantially all of Casino America, Inc.'s assets. Such right shall, however, apply to any assignment of the Lease by such new entity.

     Lessor shall have forty-five (45) Business Days after receiving notice from Lessee of the terms of the proposed assignment, transfer or sale to accept the terms agreed upon by

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the third party and Lessee. Accompanying such notice, Lessee shall provide, at
Lessee's option, either: (a) the same financial information (if any) that Lessee supplied to the third party purchaser in connection with its prospective purchase; or, if no such information was supplied to such third party, then (b) financial information maintained by Lessee in the ordinary course of its business and reasonably necessary, in Lessee's judgment, in order for Lessor to determine whether to exercise Lessor's right of first refusal; provided that, Lessee's obligation to provide such information shall be conditioned on Lessor's executing a confidentiality agreement reasonably acceptable to Lessee. If Lessor fails to notify Lessee within said forty-five (45) Business Days of its willingness to purchase Lessee's Leasehold estate on said terms, Lessee shall be free to assign, transfer or sell this Lease and its Leasehold estate to such third party without further obligation to Landlord, subject to the Required Net Worth provision set forth above and so long as the terms of such assignment, transfer or sale do not change.

     Any other or subsequent assignment, transfer or sale of the Lease, Casino Vessel, and/or the Leasehold estate by Casino America, Inc., IOC-Tunica, or any assignee or sublessee, of whatever degree, shall again be subject to the provisions of this Article on Assignment and Subletting including the Required Net Worth provisions and Lessor's Right of First Refusal.

     The right of first refusal provision set forth above shall not apply to a Leasehold Mortgagee during its acquisition or disposition of the Leasehold Estate created by this Lease or to an assignment to an entity which is a subsidiary of or controlled by Casino America, Inc..

     E. EFFECT OF TRANSFER BY LESSEE. If Lessee assigns this Lease, then as between Lessor and Lessee, Lessee shall be deemed to have assigned to the assignee or transferee all claims against Lessor then existing, together with all liabilities and obligations of Lessee thereafter arising under this Lease (except as otherwise expressly provided in this Lease) and the assignee or transferee thereafter shall be deemed the Lessee. Lessee shall, however, remain liable for any obligations due and owing prior to the date of assignment.

     IX.  USE OF PREMISES

     Lessee may use the Premises only for the conduct of casino gambling and ancillary uses related thereto, i.e., hotel, restaurants, cocktail lounges, shops, entertainment facilities and other related structures. Nothing in this Lease shall be construed to impose upon Lessee any obligation to actually operate the or the Casino Vessel(s) on or from the Premises or otherwise conduct business of any nature thereon, provided, however, that Lessee is obligated to make renovations to the Premises and Casino Vessel and open the Tunica Facility as a casino. Lessor agrees that the Fixed Rent described above in and of itself, constitutes sufficient consideration to bind Lessor to their obligations under this Lease and Lessee is under no obligation, express or implied, to use the Premises in such a manner as to produce percentage rent.

     X.  INSURANCE

     Lessee shall, at Lessee's sole cost and expense, during the Term, maintain the following insurance:

          A. CASUALTY: Casualty insurance providing coverage for the Premises and all equipment, fixtures, and machinery at or in the Premises, against loss, damage and destruction by fire and other hazards encompassed under broad form coverage as may be customary for like properties in the County (but Lessee shall in no event be required to maintain earthquake or war risk insurance) from time to time during the Term, in an amount not less than eighty per cent (80%) of the replacement value of the insurable buildings, structures, improvements and equipment (excluding excavations and foundations) located at the Premises, but in any event sufficient to avoid co-insurance in the event of a partial loss.
To the extent customary for like properties at the time, such insurance shall include coverage for explosion of steam and pressure boilers and similar apparatus located at the Premises; an "increased cost of construction" endorsement, and an endorsement covering demolition and cost of debris removal.

          B. LIABILITY: General public liability insurance against claims for personal injury, death, liquor or dram shop liability, or property damage occurring upon, in or about the Premises and the Casino Vessel, and adjoining streets and passageways, including so-called Garage Keeper's Legal Liability coverage. The coverage under all such liability insurance shall be at least Ten Million Dollars ($10,000,000.00) in respect of injury or death to a single person, and at least Ten Million Dollars ($l0,000,000.00), in respect of any one accident, and not less than Five Million Dollars ($5,000,000.00) for property damage. Lessor shall be entitled from time to time, upon 90 days' Notice to Lessee, to increase the dollar limits set forth in this paragraph; provided, however, that such increased limits shall in no event exceed the greater of (a) the limits initially set forth plus an increase proportionate to the increase in the consumer price index from the Commencement Date to the date of the adjustment, rounded to the nearest million dollars, or (b) the limits customarily maintained for similar gambling resort properties owned and operated by Casino America, Inc.(or, if Casino America, Inc. has no such properties, then for similar gambling resort properties in the U.S.A.); and provided further, that Lessor shall not be entitled to increase such limits more frequently than once every five years. Notwithstanding the foregoing, if Lessee constructs a hotel on the Premises, Lessor shall have the right to require Lessee to increase the amount of liability insurance to levels comparable to that carried on hotels owned or operated by Casino America, Inc., or if Casino America, Inc. has no such properties, then for similar hotel properties in the U.S.A.

          C. WORKERS' COMPENSATION: Appropriate workers' compensation insurance covering all persons employed in connection with the construction, alteration, repair or operation of the Premises and the Casino Vessel and with respect to whom any claim could be asserted against Lessor or the Fee Estate, including if applicable, any of Lessee's employees who may be subject to the United States Longshoreman and Harbor Workers Act or the Jones Act.

          D. CONSTRUCTION PERIOD: For the period from the Commencement Date through completion of the renovations to the Premises and Casino Vessel contemplated hereby, Lessee shall also provide the following insurance coverage:
(a) Contractor's Comprehensive and Motor Vehicle Liability Insurance having a combined single limit of not less than $10,000,000.00 (and, if the contractor is undertaking foundation, excavation or demolition work, an endorsement stating that such operations are covered and that the "XCU Exclusions" have been deleted); and (b) Builder's Risk Insurance (having such scope of coverage as may be customary for like construction projects in the County at the time) written on a completed value non-reporting basis (with an endorsement stating that "permission is granted to complete and occupy").

          E. OTHER: All insurance required by any Leasehold Mortgage and such other insurance as Lessee determines appropriate in the exercise of Lessee's reasonable business judgment.

          F. NATURE OF INSURANCE PROGRAM: Any or all insurance required by this Lease may be provided, by notice to Lessor specifying the risks being covered by self-insurance, through a self-insurance program provided, that the self-insuring entity is (a) an affiliate or subsidiary of the Lessee or its parent company, or (b) any other substantial entity that, in Owner's reasonable judgment, has sufficient assets and net worth under the circumstances; provided that the amount of loss to be self-insured shall not exceed $250,000.00.

          G. POLICY REQUIREMENTS AND ENDORSEMENTS: All insurance policies required by this Lease shall contain (by endorsement or otherwise) the following provisions:

          1. Additional Insureds. All insurance policies shall name as additional insureds Lessors, fee mortgagees, and Leasehold mortgagees to the extent of each party's insurable interest.

          2. Primary Coverage. All policies shall be written as primary policies not contributing with or in excess of any coverage that Lessors may carry.

          3. Lessee's Acts or Omissions. Each policy shall include, if available without additional cost, a provision that any act or omission of Lessee shall not prejudice any party's rights (other than Lessee's) under such insurance coverage.

          4. Contractual Liability. Policies of liability insurance shall contain contractual liability coverage, relating to Lessee's indemnity obligations under this Lease.

          5. Insurance Carrier Standards. Each insurance carrier shall be authorized to do business in the State and shall have a "Best's" rating of at least A-/IX, except to the extent such insurance is provided in compliance with this Lease by an affiliated "captive" insurance company or pursuant to Lessee's self-insurance program.

          6. Notice to Lessor. Lessee shall obtain the insurance carrier's agreement to give Lessor thirty days' prior notice of cancellation, other than on account of nonpayment of premiums, provided that (except in the case of a "captive" insurance carrier) failure to give such notice shall not adversely affect the rights or increase the obligations of the insurance carrier.

          7. Deliveries to Lessor. At least ten days before expiration of any then current policy, Lessee shall deliver to Lessor declaration pages from and proof of premium payment, or upon Lessor's request therefor certified copies of, the insurance policies required by this Lease.

          8. Blanket and Umbrella Policies. Lessee may provide any insurance required by this Lease pursuant to a "blanket" or "umbrella" insurance policy, provided that (i) such policy or a certificate of such policy shall specify the amount(s) of the total insurance allocated to the Premises, which amount(s) shall not be subject to reduction on account of claims made with respect to other properties and (ii) such policy otherwise complies with this Lease.

          9. Lessee's Inability to Obtain Insurance. If (a) any insurance required by this Lease should, after diligent effort by Lessee, be unobtainable at commercially reasonable rates through no act or omission of Lessee, and (b) Lessee has obtained the maximum insurance reasonably obtainable and give notice to Lessor of the extent of Lessee's inability to obtain any insurance required to be maintained under this Lease, then unless Lessee's inability to procure and maintain such insurance results from some activity or conduct within Lessee's reasonable control, Lessee's obligation to procure and maintain such insurance as is unobtainable shall be excused. To the extent that such insurance may be obtainable by Lessor at a cost per million dollars of coverage not exceeding 110% of the cost per million dollars of coverage of the insurance of the same type actually obtained by Lessee, Lessor may (unless Lessee has elected to self insure, in compliance with this Lease, the risk in question) at Lessee's cost and expense procure and maintain such insurance, which shall be issued in Lessee's name and otherwise comply with all applicable requirements of this Lease.

          10. Waiver of Certain Claims. To the extent that Lessor or Lessee purchases any hazard insurance relating to the Premises or the Casino Vessel, the party purchasing such insurance shall attempt to cause the insurance carrier to agree to a Waiver of Subrogation. If any insurance policy cannot be obtained with a Waiver of Subrogation, or a waiver of Subrogation is obtainable only by the payment of an additional premium, then the party undertaking to obtain the insurance shall give notice of such fact to the other party. The other party shall then have ten Business Days after receipt of such notice either to place the insurance with a company that is reasonably satisfactory to the other party and that will issue the insurance with a Waiver of Subrogation at no additional cost, or to agree to pay the additional premium if such a policy can be obtained only at additional cost. To the extent that the parties actually obtain insurance with a waiver of Subrogation, the parties release each other, and their respective authorized representatives, from any claims for damages to any person, the Premises, or the Casino Vessel that are caused by or result from risks insured against under such insurance policies, but only to the extent of the available insurance proceeds.

     XI.  COLLECTION COSTS

     If a court of competent jurisdiction rules that a party has defaulted, such party shall pay the non-defaulting party's costs of collection, including reasonable attorney's fees.

     XII.  EQUIPMENT LIENS

     If at any time or from time to time Lessee desires to enter into or grant any equipment liens, then upon Lessee's request Lessor shall enter into such customary documentation with respect to the property Leased or otherwise financed pursuant to such equipment liens as Lessee shall request, providing for matters such as the following: (a) Lessor's waiver of the right to take possession of such property upon occurrence of an event of default; and (b) customary agreements by Lessor to enable the secured party to repossess such property in the event of a default by Lessee as may be permitted by the agreement subsisting between Lessee and the secured party.

     XIII  MUTUAL INDEMNITY OBLIGATIONS

          A. MUTUAL INDEMNITY OBLIGATIONS: Lessor and Lessee shall each indemnify the other against (a) any wrongful act, wrongful omission or negligence of the indemnitor (or, in the case of Lessee, that of any of Lessee's Sublessees) or its or their partners, directors, officers or employees; and (b) any, breach or default by the indemnitor under this Lease. In addition to and without limiting the generality of the foregoing indemnity, Lessee shall indemnify Lessor against all the following matters (except to the extent any claim arises from any wrongful act, omission or negligence of Lessor): (x) the conduct, management, or occupancy of or from any work or activity performed in and on the Premises and the Casino Vessel during the Term; (y) the condition of the Premises, the Casino Vessel or any street, curb or sidewalk adjoining the Premises, or of any vaults, tunnels, passageways or space under, adjoining or appurtenant to the Premises; and (z) any accident, injury or damage whatsoever caused to any person or property occurring during the Term, in or on the Premises, or the Casino Vessel or upon or under the sidewalks adjoining the Premises. Furthermore, Lessee agrees to pay, and to indemnify Lessor against, reasonable legal costs, including reasonable counsel fees and disbursements incurred by Lessor in obtaining possession of the Premises if Lessee fails to surrender possession upon the expiration or earlier termination of the Term. Notwithstanding anything to the contrary in this Lease, neither party shall be required to indemnify the other party from or against such other party's negligence, omissions, or intentional acts, and Lessee shall not be required to indemnify Lessor from or against any condition that existed on or at the Premises on or before the Commencement Date.

          B. LIABILITY OF LESSOR: Lessee is and shall be in exclusive control and possession of the Premises and the Casino Vessel during the Term as provided in this Lease. Except for Lessor's own negligence, Lessor shall not be liable for any injury or damage to any property or to any person occurring on or about the Premises and the Casino Vessel, nor for any injury or damage to any property of Lessee, or of any other person, during the Term. The provisions of this Lease permitting Lessor to enter and inspect the Premises are intended to allow Lessor to be informed as to whether Lessee is complying with the agreements, terms, covenants and conditions of this Lease, and to the extent permitted by this Lease, to perform such other acts required by this Lease as Lessee shall fail to perform. Such provisions shall not be construed to impose upon Lessor any liability to third parties, but nothing in this Lease shall be construed to exculpate, relieve or indemnify Lessor from or against any liability of Lessor to third parties existing or arising from facts or circumstances in existence on or before the date IOC-Tunica takes possession of the Premises.

          C. INDEMNIFICATION PROCEDURES: Wherever this Lease requires an indemnitor to indemnify an indemnitee, the following procedures and requirements shall apply:

          1. Prompt Notice. The indemnitee shall give the indemnitor prompt notice of any claim. To the extent, and only to the extent, that both (a) the indemnitee fails to give prompt notice and (b) the indemnitor is thereby prejudiced, the indemnitor shall be relieved of its indemnity obligations under this Lease.

          2. Selection of Counsel. The indemnitor shall be entitled to select counsel (reasonably acceptable to the indemnitee, but counsel to the indemnitor's insurance carrier shall be deemed satisfactory). The indemnitee shall be entitled to approve the indemnitor's choice of counsel or select the indemnitee's own counsel and be represented by such counsel. If the indemnitee selects its own counsel, then such counsel shall consult with (but not be controlled by) the indemnitor's counsel and the indemnitor and the indemnitee shall each pay fifty percent (50%) of the reasonable attorney's fees of the indemnitee's counsel.

          3. Settlement. The indemnitor may, with the consent of the indemnitee, not to be unreasonably withheld, settle the claim, except that no consent by the indemnitee shall be required as to any settlement by which (x) the indemnitor procures (by payment, settlement or otherwise) a release of the indemnitee pursuant to which the indemnitee is not required to make any payment whatsoever to the third party making the claim, (y) neither the indemnitee nor the indemnitor acting on behalf of the indemnitee makes any admission of liability, and (z) the continued effectiveness of this Lease is not jeopardized in any way.

          4. Insurance Proceeds. The indemnitor's obligations shall be reduced by net insurance proceeds actually collected by the indemnitee on account of the loss.

     As used herein, wherever this Lease provides that a party shall "indemnify" another from or against a particular matter, such term means that the indemnitor shall indemnify the indemnitee (and its parent company, and their affiliates and subsidiaries and their respective officers, directors, agents, and employees) and defend and hold the indemnitee (and its parent company and their affiliates and subsidiaries and their respective officers, directors, agents and employees) harmless from and against any and all loss, cost, claims, liability, penalties, judgments, damage or other injury, detriment, or expense (including reasonable attorney's fees, court costs, interest and penalties) reasonably incurred or suffered by the indemnitee (and its parent company and their affiliates and subsidiaries and their respective officers, directors, agents and employees) on account of the matter that is the subject of such indemnification or in enforcing the indemnitor's indemnity.

     XIV.  LESSOR'S WARRANTIES & REPRESENTATIONS

     A. QUIET ENJOYMENT: Lessor covenants that, so long as Lessor has not terminated this Lease on account of an event of default by Lessee, Lessee shall and may peaceably and quietly have, hold and enjoy the Premises for the Term without molestation or disturbance by or from Lessor or anyone claiming by or through Lessor or having title to the Premises paramount to Lessor, and free of any encumbrance created or suffered by Lessor, except Permitted Exceptions.

     B.   ALL PROPERTY COVERED:     Lessor is leasing to Lessee all property
within the Premises, whether deemed to be real or personal (including signs, buildings and any other personal property attached thereto or contained therein), owned or controlled by them which are useful or necessary for the operation of the improvements on the Premises or the Casino Vessel. The parties acknowledge that the Casino Vessel is personal property and is not owned or controlled by Lessor.

     XV.  ADDITIONAL PAYMENTS BY LESSEE; IMPOSITIONS

          A. LESSOR'S NET RETURN: The parties intend that this Lease shall constitute a "net Lease," so that the fixed rent and percentage rent shall provide Lessor with "net" return for the Term, free of any expenses or charges with respect to the Premises, except as specifically provided in this Lease. Accordingly, Lessee shall pay as additional rent and discharge, before failure to pay the same shall create a material risk of forfeiture or give rise to a penalty, each and every item of expense, of every kind and nature whatsoever, related to or arising from the Premises, or by reason of or in any manner connected with or arising from the development, leasing, operation, management, maintenance, repair, use or occupancy of the Premises or any portion of the Premises. Notwithstanding anything to the contrary in this Lease, Lessee shall not be required to pay any of the following incurred by Lessor: (a) principal, interest, or other charges payable under any fee mortgage; (b) depreciation, amortization, brokerage commissions, financing or refinancing costs, management fees or leasing expenses incurred by Lessor with respect to the fee estate or the Premises; (c) consulting, overhead, travel, legal, staff, and other similar costs incidental to Lessor's ownership of the Premises; and (d) any costs arising from or pursuant to any instrument or agreement affecting the Premises that is not a Permitted Exception and to which Lessor is a party and Lessee is not a party.

          B. IMPOSITIONS: For any period within the term (with daily proration for periods partially within the term and partially outside the term), Lessee shall pay and discharge, before failure to pay the same shall create a material risk of forfeiture or give rise to a penalty, all impositions. Lessee shall also pay all interest and penalties assessed by any government on account of late payment of any imposition, unless such late payment was caused by Lessor's failure to remit an imposition (paid to Lessor by Lessee) in accordance with Lessee's reasonable instructions or Lessor's failure to promptly forward Lessee a copy of a tax bill received by Lessor, in which case Lessor shall pay such interest and penalties.

     As used herein, the terms "impositions' shall mean all taxes, special and general assessments, water rents, rates and charges, commercial gross receipts or rent taxes, sewer rents and other impositions and charges of every kind and nature whatsoever with respect to the Premises, that may be assessed, levied, confirmed, imposed or become a lien on the Premises (other than on account of any actions or omissions of Lessor or conditions existing on, at or with respect to the Premises before the Commencement Date by or for the benefit of any government with respect to any period during the term together with any taxes and assessments that may be levied, assessed or imposed by the State of Mississippi or by any political or taxing subdivision of the State upon the gross income arising from any rent or in lieu of or as a substitute, in whole or in part, for taxes and assessments imposed upon or related to the Premises and commonly known as real estate taxes. The term "impositions" shall, however, not include any of the following, all of which Lessor shall pay before delinquent or payable only with a penalty: (a) any franchise, income, excess profits, estate, inheritance, succession, transfer, gift, corporation, business, capital levy, or profits tax of Lessor, (b) if the Premises is part of a combined tax lot, any taxes and other impositions reasonably allocable to any portion of such combined tax lot other than the Premises, in accordance with the applicable provisions of this Lease, and (c) interest, penalties and other charges with respect to items "a" through "c."

          C. COMBINED TAX LOTS: If, as of the date of this Lease, the Premises are part of a tax lot (a "Combined Tax Lot") that includes any land or improvements (other than the Premises), then the parties shall diligently and expeditiously cooperate (including by bringing such proceedings as may be necessary), all at Lessor's expense, including Lessee's reasonable attorneys' fees, to cause the Combined Tax Lot to be divided so that the Premises (including the fee estate and the Leasehold estate) shall be a single separate tax lot that is no longer a Combined Tax Lot. Pending such division of the Combined Tax Lot: (a) each party shall promptly provide the other with a copy of any tax bill received by such party relating to the Combined Tax Lot; (b) Lessee shall pay a portion of the impositions assessed with respect to the Combined Tax Lot equal to the estimated assessment of the Premises divided by the assessment of the Combined Tax Lot (except to the extent that Lessee reasonably determines that a particular imposition, other than real estate taxes, is more appropriately allocated in some other way); (c) Lessor shall pay all impositions (and the items excluded from the definition of such term by clauses "a" through "e" in such definition) with respect to the balance of the Combined Tax Lot; (d) the estimated assessment for the Premises shall be determined, to the extent possible, based on preliminary information from the tax assessment authorities and otherwise by Lessee, in consultation with Lessor (and, in any event, when the assessment of the Premises has been determined the parties shall make such adjusting payments [with interest at the Prime Rate] as shall be appropriate to compensate for errors in the estimated payments previously made); and (e) if either party fails to pay its share of taxes and charges for the Combined Tax Lot before delinquency and such failure continues for ten business days after notice from the other party, then such other party shall be entitled to pay the first party's unpaid impositions with respect to the Combined Tax Lot, and the first party shall promptly upon demand reimburse the other party's advances made on the first party's account ("Tax Reimbursement Payments").

          D. DIRECT PAYMENT BY LESSOR: If any imposition or other item of rent is required to be paid directly by Lessor, then: (a) Lessor appoints Lessee as Lessor's attorney in fact for the purpose of making such payment; and (b) if the person entitled to receive such payment refuses to accept it from Lessee, then Lessee shall give Lessor notice of such fact and shall remit payment of such imposition to Lessor in a time or manner accompanied by reasonable instructions as to the further remittance of such payment. Lessor shall with reasonable promptness comply with Lessee's reasonable instructions and shall indemnify Lessee against Lessor's failure to do so.

          E. UTILITIES: Lessee shall pay all fuel, gas, light, power, water, sewage, garbage disposal, telephone and other utility charges, and the expenses of installation, maintenance, use and service in connection with the foregoing, relating to the Premises and the Casino Vessel during the Term.

     XVI.  EMINENT DOMAIN

          A. REPAIR AND RESTORATION: In the event that all or any portion of the Premises shall be taken or threatened to be taken under the power of eminent domain or settlement in lieu thereof for any public or quasi-public use, Lessor promptly shall deliver to Lessee notice thereof. Regarding any condemnation award, the parties will seek reasonable compensation for the Premises, and the Lessee's improvements. Unless terminated pursuant to the paragraphs which follow, this Lease shall remain in full force and effect.

     If any of such property hereby leased is taken by eminent domain or threat thereof the aggregate proceeds of any eminent domain award or settlement for Lessor's and Lessee's interest under this Lease will be divided between Lessor and Lessee depending upon the time of taking as follows:

Period during which              Percentage to    Percentage to
taking occurs                        Lessor           Lessee

Cm Dt - 12/31/2006                    20%              80%
1/1/2007 - 12/31/2016                 25%              75%
1/1/2017 - 12/31/2026                 30%              70%
1/1/2026 - 12/31/2031                 35%              65%
1/1/2032 - 12/31/2038                 40%              60%


          B. RIGHT OF TERMINATION: In addition to the rights conferred above, Lessee shall have the right to terminate this Lease upon the occurrence of a taking or a threatened taking under the power of the eminent domain or settlement in lieu thereof if, as a result thereof, the Premises no longer shall be fit and suitable for the use and occupancy thereof by Lessee for the conduct of its business operations, in which Event Lessee may elect to terminate this Lease by delivery of Notice to Lessor within thirty (30) days after the earlier of: (i) Lessor's delivery to Lessee of notice regarding such taking or threatened taking; or (ii) the date on which possession of the Premises or portion thereof shall be required by the public or quasi-public body. Upon delivery of such Notice to Lessor, this Lease shall terminate as of the date on which such possession shall be required by the public or quasi-public body unless otherwise provided in such notice.

     XVII.   TERMINATION

          A. IMPOSSIBILITY: If at any time it should become impossible for Lessee to operate a casino on the Premises due to changes in applicable law, regulations or interpretations thereof which prohibit casino gambling on the Premises, Lessee may immediately terminate the Lease. The loss of Lessee's gaming license or the impossibility of further performance for reasons reasonably within the control of Lessee shall not constitute cause for termination of the Lease by Lessee under this paragraph.

          B. Upon termination of this Lease for any reason, all improvements constituting part of the Premises (other than (i) the signs bearing any trademark, service mark, or other mark owned by Lessee, all of which Lessee may remove; and (ii) the Casino Vessel, shall become Landlord's property (subject to Permitted Exceptions), and Lessor and Lessee shall have the rights and obligations set forth in this Article. If the Term has expired because of an Event of Default, then Lessor shall be entitled to claim a credit against any payments due by Lessor to Lessee pursuant to this Article in an amount equal to any unpaid Rent through the Termination Date or damages payable by Lessee on the Termination Date.

     Upon termination, Lessee shall, at its option, pay Lessor a one-time termination fee of $250,000 and remove the Casino Vessel or pay no termination fee and leave the Casino Vessel on the Premises.

     If IOC-Tunica decides to remove the Casino Vessel, Lessee will give Lessor 90 days notice prior to doing so and generally describe to Lessor the manner in which removal of the Casino Vessel will be accomplished. Lessee will pay all costs of repairing damage to the Premises by such removal. The costs of such repair and restoration will be paid by Lessee. However, Lessee shall be entitled to deduct fifty percent (50%) of the amount of such costs up to $125,000 from the $250,000 termination fee referred to in the preceding paragraph.

     Notwithstanding anything to the contrary herein, Lessee may not remove the Casino Vessel without first placing into escrow an amount of money sufficient to repair any physical damage to the Premises caused by such removal including restoring the levee, any areas excavated to remove the Casino Vessel, and any break in the riverbank.

     Upon the termination of the Lease for any reason, Lessee shall have the absolute obligation to remove hazardous materials from the Premises which were deposited on the Land by parties other than Owner subsequent to the Commencement Date. Hazardous materials shall be deemed to mean any toxic or hazardous substance defined in 42 U.S.C. (S)(S) 9601(14); any petroleum product, including, without limitation, crude oil or any fraction thereof, natural gas liquid, liquefied natural gas or synthetic gas, asbestos and other pollutants, and any chemical subject to reporting under the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C.A. (S)(S) 1101, et seq.

     XVIII.    ESCROW OF PERCENTAGE RENT

     For purposes of this Article, the terms "Commission" or "MGC" mean the Mississippi Gaming Commission.

     If, at any time, Lessor or any of the persons constituting Lessor is or are not entitled to lawfully receive a percentage of gaming revenues as rent, but such Lessor has an application for finding of suitability or renewal thereof (or for any other findings required by the Mississippi Gaming Commission), then all percentage rent due at and/or for such time shall be paid into a third-party escrow account under agreements complying with this paragraph, and satisfactory to and duly approved by the Mississippi Gaming Commission (the "Commission") or its Director or as otherwise required by applicable Law. It shall be Lessor's responsibility to obtain and maintain the approvals described above at and for all times that percentage rent is payable.

     The terms of the escrow agreement and of all related arrangements must be strictly in conformity with the requirements of the Commission and its Director. The express terms of the escrow, and of the Commission's approval thereof, must be such that Lessor shall have absolute responsibility for the escrow or for escrow funds once paid into the escrow as directed and approved by the Commission. Without limitation on the foregoing, the requisite agreements must expressly provide that Lessee shall have absolutely no obligation with respect to (a) investment or risk of loss of the escrow funds; or (b) improper or illegal disbursement of the funds (to an unqualified person or otherwise). Any agreements by Lessor in connection with the escrow must be in form and substance reasonably acceptable to Lessee.

     In the event of any reasonable good faith uncertainty by Lessee at any time as to the legality of continued payments into the escrow, Lessee may suspend further payment into the escrow until Lessee obtains an express affirmative ruling from the Commission (and Lessee will promptly seek such ruling) but Lessee will instead deposit such payments into an interest bearing account at a national bank, and such deposits and interest thereon may only be disbursed to a Lessor (or any of them) at such time as approved by the Commission.

     Further, payments into the escrow shall be subject to immediate suspension at any time that the Commission or its Director rescinds or suspends approval of the escrow arrangement or otherwise disapproves it. Further, in no event shall Lessee or any of Lessee's affiliates be obligated to take any actions that would, in the opinion of its gaming counsel, result in a material violation of the Mississippi Gaming Control Act or any other applicable Law. Lessee shall not be deemed in default in the payment of percentage rent so long as payment is precluded or suspended by virtue of the actions of the MGC. If payments are suspended, then within ten
(10) days after discontinuance of the reason for the suspension, Lessee shall pay the amount which was not paid by reason of the suspension.

     In the event that the application for any findings required by the MGC of any of the Lessors is withdrawn or denied, then that individual shall not be entitled to any percentage rent payments. In such event that individual's share of such monies, shall be paid to a transferee of such individual who is approved by the MGC or, if no such transferee exists, then such monies shall be paid to the remaining Lessors (i.e., the amount of rent to be paid by Lessee shall not be reduced on account of such an event). The affected individual shall continue to receive the minimum rent for the balance of the Term and any renewal terms throughout the existence of this Lease and shall not, at any time, be entitled to payment pursuant to a percentage of revenue. Withdrawal of an application or a finding of unsuitability (denial of application) as to one Lessor shall not affect payment to the other Lessor unless such individual also withdraws his application or is found unsuitable (denial of application).

     The parties further agree and understand that Lessee currently holds a license with the Mississippi Gaming Commission and is currently pursuing a license in connection with the Premises which are the subject of this Lease. Lessor hereby agrees to use their best efforts to cooperate in the licensing process and to take whatever steps are necessary to assist in the licensing process, including the execution of whatever documents are appropriate and the attendance at Gaming Commission meetings in Jackson, Mississippi or elsewhere if necessary (at Lessee's expense).

     Lessor agrees not to engage in any activities or take any actions or form any associations which would threaten or otherwise be detrimental to the Lessee's gaming license or license application. In the event that Lessor is advised that either of the individual lessors has in any way threatened or jeopardized the license or license application of Lessee, Lessor, and each of them, agrees to take whatever steps are reasonably necessary to rectify the situation.

     XIX.  NOTICES TO LEASEHOLD MORTGAGEES

     A. Lessor shall, upon serving Lessee with any notice of breach or default under the Lease, promptly serve a copy of such notice to every Leasehold Mortgagee in writing, at the address(es) provided by any Leasehold Mortgagee to Lessor from time to time. Lessor shall not terminate the Lease by reason of Lessee's default without first serving Leasehold Mortgagee with written notice of default and allowing Leasehold Mortgagee that period to cure same as specified herein. Leasehold Mortgagee shall have the right, but not the obligation, to cure such default on behalf of Lessee. If such default on the part of Lessee remains uncured for a period in excess of any applicable notice and/or grace period set forth in the Lease, Lessor shall again notify Leasehold Mortgagee in writing, in the manner provided above, after the expiration of such notice and/or grace period, and Leasehold Mortgagee shall be entitled to a further period of thirty (30) business days (ten (10) business days for monetary defaults) after receipt of such notice within which to cure such default. If such non-monetary default cannot be cured within such thirty (30) day period, Leasehold Mortgagee shall have such additional period as may be necessarily required within which to cure same, provided that Leasehold Mortgagee commences to cure the same within such thirty (30) day period and diligently attempts to prosecute such cure to completion. In the event Leasehold Mortgagee is unable to cure any such default until Leasehold Mortgagee recovers possession of the premises, such cure period shall be extended for such period as may be required to foreclose or otherwise acquire possession of the Premises so long as Leasehold Mortgagee commences foreclosure or other proceedings (including without limitation judicial or non-judicial foreclosure, or a deed in lieu thereof) to acquire possession of the Leasehold Premises promptly and thereafter diligently prosecutes same to completion.

     B. Should Leasehold Mortgagee, any party claiming through Leasehold Mortgagee, or any party which is the successful purchaser of the Lessee's Leasehold Premises at a foreclosure sale or through a purchase in-lieu-of foreclosure succeed to the interest of Lessee under the Lease, Lessor shall recognize such party as the Lessee and shall not disturb its use and enjoyment of the Property, provided that such party cures any default by Lessee which may be satisfied by the payment of money, and performs all of the obligations of Lessee set forth in the Lease which is susceptible to being cured by such party.

     C. In the event this Lease shall be terminated at any time during the term hereof by reason of a surrender, cancellation or termination by Lessee, or if Lessee shall have rejected or otherwise terminated this Lease pursuant to the United States Bankruptcy Code (as hereinafter defined) or any other comparable principle of debtors' rights, then Lessor agrees upon written request of such Leasehold Mortgagee, its successors or assigns, within thirty (30) days after knowledge of any such surrender, cancellation, termination or rejection to enter into a new Lease with the Leasehold Mortgagee or with any nominee of Leasehold Mortgagee upon all the same terms and conditions as shall then be contained in this Lease, provided Leasehold Mortgagee pays all rents due through the date of such new Lease and cures all other monetary defaults of Lessee on the date such new Lease is executed, and cures all other defaults which are susceptible of being cured by Leasehold Mortgagee within sixty (60) days after the date such new Lease is executed. Any such new Lease shall have the same priority of title as the Lease. Lessor shall execute and return to Leasehold Mortgagee any and all documents in form and substance reasonably satisfactory to Leasehold Mortgagee, which secure and evidence such priority in title, and Leasehold Mortgagee's Leasehold title to the improvements on the Property, within twenty (20) days after request therefor. From and after the effective date of such new Lease, Leasehold Mortgagee or its nominee may, notwithstanding any provision to the contrary contained elsewhere in the Lease, freely assign its interest under the Lease, and in the Property, to any person or entity, without obtaining Lessor's consent thereto. Leasehold Mortgagee will be relieved of all liability under the Lease in the event such assignee expressly assumes the duty to perform all of Lessee's obligation and Leasehold Mortgagee's obligations under the Lease in any such assignment.

     D. The Leasehold Mortgagee shall not be liable for any of Lessee's obligations under the Lease, unless and until the Leasehold Mortgagee shall acquire Lessee's interest in this Lease. If Lessor or Lessee acquires the interest of the other in the demised premises, or any portion thereof, there shall be no merger of the Leasehold estate into (i) the fee simple estate in the Property, or (ii) any Leasehold estate superior to that of Lessee.

     E. The Lease shall not be modified, terminated, canceled or surrendered and Lessor shall not accept a termination, cancellation or surrender thereof by Lessee without the prior written approval of Leasehold Mortgagee.

     F. In the event that Lessee fails to exercise any options it may have to extend the term within the period provided in the Lease (or elects not to exercise such renewal option(s)), Lessor shall provide Leasehold Mortgagee with notice of Lessee's failure or election and thereafter Leasehold Mortgagee shall have the right to exercise such renewal option as agent for lessee within thirty
(30) days of receipt of Lessor's notice, and Lessee acknowledges that such exercise shall be binding on it.

     G. Lessor agrees, for the benefit of any Leasehold Mortgagee, that so long as a Leasehold Mortgage shall encumber the Premises the right of election arising under Section 365 (h) (1) of the Bankruptcy Code (the "Bankruptcy Code"), 11 U.S.C. (S) 365 (h) (1) may be exercised by Leasehold Mortgagee and not by Lessee. Any exercise or attempted exercise of such right of election by Lessee shall be void.

     H. Any option of the Lessee to be made under any provision of the Lease relating to insurance proceeds, taking awards, or proceeds in lieu thereof or settlement thereof, casualty or taking shall not be made until Leasehold Mortgagee shall have been provided with prior written notice and shall have approved such election and, at Leasehold Mortgagee's option, Leasehold Mortgagee may make such election.

     I. Any mortgage or deed of trust hereafter placed on Lessor's interest in the demised premises shall be and remain inferior and subordinate to this Lease and to any Leasehold mortgage p laced on the demised premises, and Lessor shall furnish evidence of such priority and record same upon request of Lessee or Leasehold Mortgagee.

     XX.  MISCELLANEOUS

          A. CONFIDENTIALITY: Lessor shall preserve the confidentiality of all information obtained by Lessor relating to Lessee's Gross Gaming Revenue, except: (i) in any litigation or arbitration proceedings between the parties;
(ii) in response to any lawful subpoena received by Lessor; or (iii) for delivery to professional persons, e.g. attorneys, accountants, financial advisers, employed by Lessor to assist with the management of Lessor's business affairs. Lessor agrees that it will promptly deliver to Lessee a copy of any subpoena received by Lessor seeking information concerning Lessee's Gross Gaming Revenue.

          B. NOTICE: Notices from either party to the other shall be given by registered or certified mail, as follows:

          To the Lessors by sending such notice(s) to:

                 1. Robertson M. Leatherman, Jr.
                    80 Monroe Avenue, Suite 700
                    Memphis, TN 38103;

                 2. Joseph Orgill
                    35 Union Avenue
                    Memphis, TN 38103 and to

                 3. James P. Orr
                    6232 Caribou Court
                    Cincinnati, OH 45243

          To the Lessee at:

          Casino America, Inc.
          ATTN: John M. Gallaway
          711 Washington Route
          Biloxi, MS 39530-3848 and to

          Casino America, Inc.
          ATTN:  Allan B. Solomon
          Suite 310
          2200 Corporate Blvd., N.W.
          Boca Raton, FL 33431

Either party, by written notice to the other, may designate a different person and/or address than the one above given.

          C. ENTIRE AGREEMENT; AMENDMENTS: This Lease and its exhibits contain the entire agreement between the parties and no promise, representation, warranty, covenant, agreement or understanding not specifically set forth in this Lease shall be binding upon, or inure to the benefit of, either party.
This Lease may not be amended, altered, modified or supplemented in any manner except by an instrument in writing duly executed by the parties.

          D. GOVERNING LAW; INTERPRETATION: This Lease shall be construed and enforced in accordance with the laws of the State of Mississippi. The fact that this Lease shall have been prepared by the attorney for either the Lessor or Lessee shall not be used to construe or interpret this Lease for or against either party; the parties intend that the provisions of this Lease shall be given their fair meaning and no court shall construe this Lease more stringently against one party than against the other.

          E. AUTHORITY; BINDING EFFECT: If Lessor or Lessee shall be a corporation, trust or general or limited partnership, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of such entity. Subject to the provisions of paragraphs VIII and XX Q. hereof, this Lease shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, personal and legal representative, successors, and permitted assigns.

          F. NO WAIVER: The failure of Lessor or Lessee to insist upon strict performance of any of the terms, conditions, covenants and obligations contained in this Lease shall not be deemed a waiver of any rights or remedies for any subsequent breach or default in the terms, conditions, covenants and obligations herein contained.

          G. RECORDING: If Lessor or Lessee requests, the parties shall execute and acknowledge a short form of Lease for recording purposes, which short form of Lease shall be recorded at the expense of the party requesting the same, which party shall pay any documentary transfer tax or other special tax or assessment associated with, or triggered by, such recording.

          H. SIGNS: Lessee shall have exclusive sign rights for the Premises, and shall have the right to erect and display signs on the Premises subject only to compliance with applicable laws, ordinances and requirements of governmental authorities with competent jurisdiction.

          I. SECTION HEADINGS: The Section headings hereof are intended for convenience and reference purposes only and shall not be used to construe or interpret this Lease.

          J. SEVERABILITY: If any provision of this Lease shall be determined by any court to be invalid, illegal or unenforceable to any extent, then the remainder of this Lease shall not be affected, and this Lease shall be construed as if the invalid, illegal or unenforceable provision had never been contained in this Lease.

          K. TRANSMITTAL: Submission of this Lease for examination, even though executed by Lessor or Lessee, shall not bind the other party in any manner, and no Lease or other obligation on the part of either party shall arise until this Lease shall be executed and delivered by the parties, each to other.

          L. ADDITIONAL ACTIONS AND DOCUMENTS: Lessor and Lessee hereby agree to exercise their best efforts to obtain, execute, deliver and file, or cause to be obtained, executed, delivered and filed, as the case may be, such additional documents, instruments and consents as may be necessary or as reasonably may be requested by either party, and to take such further action as may be necessary, or as reasonably may be requested by either party, at the sole cost and expense of the requesting party, in order fully to effectuate the terms and conditions of this Lease.

          M. COUNTERPARTS: This Lease may be executed in three (3) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same.

          N. NO PARTNERSHIP OR JOINT VENTURE: Nothing contained herein, nor the acts of the parties hereto, shall be construed to create a partnership or joint venture between Lessor and Lessee.

          O.   LIEN WAIVERS AND NO CONSENT TO LIENS:

     (i)  Lien Waivers

          Prior to allowing any construction to be commenced on the Premises, Lessee shall obtain from the contractor (as defined by the Mississippi Code Annotated) who may file a lien for work performed or materials supplied, for the performance of any labor or the furnishing of any materials or equipment for any improvement, alteration or repair of, or to the Premises, or any part of the Premises, a waiver of lien from such person or entity which provided that such person or entity waives any lien against Lessor and/or the Fee Estate that may otherwise arise from performing services on the Premises and agrees to hold Lessor harmless for any claims made by such person or entity, or their successors or assigns, against Lessor and/or the Fee Estate.

          Moreover, any such contractor, who enters into a contract with Lessee and commences work without granting such lien waiver to Lessor and/or the Fee Estate shall be deemed trespasser(s) and shall be liable for damages to Lessor to the fullest extent allowed by law (including punitive damages) including in any event an amount not less than the the value of the services, work or material performed on or supplied to the Premises and shall be liable to Lessor for all of Lessors' attorneys' fees incurred in connection with removal of or defending against any liens filed against Lessor and/or the Fee Estate.


     (ii) No consent to liens

          Lessee shall not suffer or permit any liens to be filed. If a lien is filed, then Lessee shall, within thirty (30) days after receiving notice of such filing (but in any case within fifteen (15) days after receipt of notice of commencement of foreclosure proceedings), commence and then prosecute appropriate action to cause such lien to be paid, discharged or bonded. Nothing in this Lease shall be construed to restrict Lessee's right to contest the validity of any lien and to pursue Lessee's position to a final judicial determination. The mere existence of a lien shall not be construed as a default under this Lease provided that Lessee bonds such lien off pursuant to Mississippi law within 30 days of its filing.

          Notice is hereby given that Lessor shall not be liable for any labor or materials furnished or to be furnished to Lessee upon credit, and that no mechanic's or other lien for any such labor or materials shall attach to or affect Lessor's fee simple estate. Nothing in this Lease shall be deemed or construed in any way to constitute Lessor's consent or request, written, express or implied, by inference or otherwise, to Lessee or to any contractor, subcontractor, laborer, equipment or material supplier for the performance of any labor or the furnishing of any materials or equipment for any improvement, alteration or repair of, or to the Premises, or any part of the Premises, nor as giving Lessee any right, power or authority to contract for, or permit the rendering of, any services, or the furnishing of any materials that would give rise to the filing of any liens against Lessor's fee simple estate. Lessee shall indemnify Lessor against any work performed on the Premises for or by Lessee.

          Q. RELEASE OF LESSOR: After a sale, assignment, conveyance, or other transfer of Lessor's interest in the Premises and its interests in this Lease (each and every such event being a "Transfer"), each and every assignor and each and every prior assignee of Lessor's interest in this Lease shall thereupon be automatically released from all liability for the performance and observance of covenants and conditions herein contained on Lessor's part to be performed or observed which shall accrue from and after such Transfer, provided, however that each respective assignee shall have assumed the obligations of Lessor hereafter accruing under this Lease. Lessee shall, upon request of Lessor or any prior assignee or transferee so reLeased, execute, acknowledge and deliver (without expense to Lessor or the requesting party) a certificate confirming such reLease. Failure of such transferee to either ask for such certificate or the failure of Lessee to deliver such certificate shall not, however, impair the effectiveness of the automatic reLeases set forth herein.

     R.  MINIMUM CASH INVESTED

     During the term of this Lease (including any renewals thereof), IOC-Tunica will at all times maintain Cash Invested of $4,000,000. To the extent IOC-Tunica fails to maintain such Cash Invested, then Casino America, Inc. guarantees the obligations of IOC-Tunica under this Lease, during the period of time that such Cash Invested is below $4,000,000.

     S. CASINO AMERICA, INC. GUARANTEE

     Casino America, Inc. guarantees the Base Rent due under this Lease until such time as the Casino Vessel opens under IOC-Tunica's ownership.

     T. RULE AGAINST PERPETUITIES If the rule against perpetuities or any rule of law with respect to restrictions on the alienation of property or any other rule of law shall limit the time when any event contemplated by this Lease may occur, the happening of such event shall not be impaired within any period permitted by such rule. Such period with respect to the rule against perpetuities shall expire upon the expiration of twenty (20) years after the death of the last survivor of the following persons:

          The following children of Lessors:

          Robertson M. Leatherman, III
          Camille Breland, Jr.
          Sara Leatherman

          James P. Orr, III
          Irene Leatherman Orr
          Ellen McCandless
          Eliza Wellford
          Fred Smith
          Annie Buttarazzi

     The intent of this provision is to allow to the maximum extent permissible by an applicable rule of law the occurrence of any event contemplated by this Lease.

          U. Time Periods. Whenever this Lease requires either party to perform any action within a specified period, or requires that a particular event occur within a specified period, if the last day of such period is not a Business Day, then the period shall be deemed extended through the close of business on the first Business Day following such period as initially specified. This paragraph shall in no event delay or defer the effective date of any Rent adjustment or the commencement of any period with respect to which interest on a payment shall accrue.

     IN WITNESS WHEREOF, the parties have caused this Lease to be duly executed by each of their respective authorized representatives as of the day and year first above written.


LESSOR:                  /s/ Robertson M. Leatherman, Jr.
                         ------------------------------------------
                         Robertson M. Leatherman, Jr.


                         /s/ Camille L. Breland
                         ------------------------------------------
                         Camille L. Breland


                         ------------------------------------------
                         Leslie F. Leatherman


                         ------------------------------------------
                         James Potter Orr


                         ------------------------------------------
                         Edward C. Orr


                         ------------------------------------------
                         Kate O. McCandless


                         ------------------------------------------
                         Adele O. Wellford


                         ------------------------------------------
                         Irene O. Smith


                         ------------------------------------------
                         Anne O. Keeney


                         ------------------------------------------
                         Kate O. Buttarazzi



LESSEE:                  IOC-TUNICA, INC.


                             By:
                                --------------------------------
                                 Its: President